Exhibit (a)(1)(F)

Sent:	__________________, 2012
From:	Option Exchange
To:	_______________________
Subject:	Rejection of Election Form

In connection with the option exchange program described in that certain Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated May 21, 2012 (the "Offer"), we received an Election Form from you dated ________________, 2012. Unfortunately, we could not accept your Election Form for the following reason(s):

☐	The Election Form was received after the expiration deadline for the Offer. We cannot process your election.

☐	The Election Form was not properly signed or other employee information was not provided.

☐	It is unclear what election was intended.

If you wish to participate in the Offer or change or withdraw a previous valid election, and the Offer has not yet expired, please submit another Election Form to change your election before 1:00 p.m., Eastern Time, on June 19, 2012. If you would like to request additional copies of your Election Form, please email us at optionexchange@dyax.com.

In any case your election must be received by us 1:00 p.m., Eastern Time, on June 19, 2012, or a later date if the Offer is extended.